INVESTMENT ADVISORY AGREEMENT

     AGREEMENT, made as of this 1st day of September, 2000, between VANGUARD WORLD FUNDS, a Delaware business trust (the "Trust"), and LINCOLN CAPITAL MANAGEMENT COMPANY, an Illinois corporation (the "Adviser").

     WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Trust offers a series of shares known as Vanguard U.S. Growth Fund (the "Fund");

     WHEREAS, the Trust has retained the Adviser to render investment advisory services to the Fund under a prior investment advisory agreement dated April 1, 1993; and

     WHEREAS, the Trust and Adviser desire to enter into a new investment advisory agreement for purposes of implementing performance fee adjustments to Adviser's compensation.

     NOW, THEREFORE, this Agreement


                              W I T N E S S E T H


that in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

     1. APPOINTMENT OF ADVISER. The Trust hereby employs Adviser as investment adviser, on the terms and conditions set forth herein, for the assets of the Fund that the Board of Trustees determines to assign to Adviser (referred to in this Agreement as the "Lincoln Portfolio"). The Trust's Board of Trustees may, from time to time, make additions to, and withdrawals from, the assets of the Fund assigned to Adviser. Adviser accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.

     2. DUTIES OF ADVISER. The Trust employs Adviser to manage the investment and reinvestment of the assets of the Lincoln Portfolio; to continuously review, supervise and administer an investment program for the Fund; to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested; to provide the Fund with all records concerning the activities of Adviser that the Fund is required to maintain; and to render regular reports to the Fund's officers and Board of Trustees concerning the discharge of the foregoing responsibilities. Adviser will discharge the foregoing responsibilities subject to the control of the officers and the Board of Trustees of the Fund, and in compliance with the objectives, policies and limitations set forth in the Fund's prospectus, any additional operating policies or procedures that the Fund communicates to Adviser in writing, and applicable laws and regulations. Adviser agrees to provide, at its own expense, the office space, furnishings and equipment, and the personnel required by it to perform the services on the terms and for the compensation provided herein.

     3. SECURITIES TRANSACTIONS. Adviser is authorized to select the brokers or dealers that will execute purchases and sales of securities for the Lincoln Portfolio, and is directed to use its best efforts to obtain the best available price and most favorable execution for such transactions, except as otherwise permitted by the Board of Trustees of the Fund pursuant to written policies and procedures provided to Adviser. Subject to policies established by the Trust's Board of Trustees, Adviser may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or Adviser's overall responsibilities with respect to the accounts as to which Adviser exercises investment discretion. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. Adviser will promptly communicate to the Trust's officers and Board of Trustees such information relating to portfolio transactions as they may reasonably request.

     4. COMPENSATION OF ADVISER. For services to be rendered by Adviser as provided in this Agreement, the Fund will pay to Adviser, at the end of each of the Fund's fiscal quarters, a Basic Fee calculated by applying a quarterly rate, based on the following annual percentage rates, to the average month-end net assets of the Lincoln Portfolio for the quarter:

                .40% on the first $25 million of net assets;
                .35% on the next $125 million of net assets; .25% on the next $350 million of net assets;
                .20% on the next $500 million of net assets;
                .15% on the next $1.5 billion of net assets;
                .10% on the next $12.5 billion of net assets; and .08% on assets over $15 billion.

          The Basic Fee, as provided above, will be increased or decreased by applying a Performance Fee Adjustment (the "Adjustment") based on the investment performance of the Lincoln Portfolio relative to the investment performance of the Russell 1000 Growth Index (the "Index"). The investment performance of the Lincoln Portfolio will be based on its cumulative return over a trailing 36-month period ending with the applicable quarter, compared with the cumulative total return of the Index for the same period. The Adjustment applies as follows:

 CUMULATIVE 36-MONTH PERFORMANCE OF        PERFORMANCE FEE ADJUSTMENT AS A
   THE LINCOLN PORTFOLIO VS. INDEX             PERCENTAGE OF BASIC FEE*
   -------------------------------             ------------------------
   Exceeds by more than +9%                +15%
   Exceeds by 0% to +9%                    Linear increase between 0% and +15%
   Trails by 0% to -9%                     Linear decrease between 0% and -15%
   Trails by more than -9%                 -15%
   ---------------------------
   * For purposes of the Adjustment calculation, the Basic Fee is calculated by applying the above rate schedule against the average net assets of the Lincoln Portfolio over the same period for which the performance is measured. Linear application of the adjustment provides for an infinite number of results within the stated range. Example: Cumulative 36-month performance of the Lincoln Portfolio versus the Index is +7.2%. Accordingly, a performance fee Adjustment of +12% [(7.2% divided by 9.0%) times 15% maximum] of the Basic Fee, as calculated over the trailing 36-months, would be due and payable.

     4.1. TRANSITION RULE FOR CALCULATING ADVISER'S COMPENSATION. The Adjustment will not be fully operable until the close of the quarter ending August 31, 2003. Until that date, the following transition rules will apply:

          (a) SEPTEMBER 1, 2000 THROUGH MAY 31, 2001. Adviser's compensation will be the Basic Fee. No Adjustment will apply during this period.

          (b) JUNE 1, 2001 THROUGH AUGUST 31, 2003. Beginning June 1, 2001, the Adjustment will take effect on a progressive basis with regards to the number of months elapsed between September 1, 2000, and the quarter for which Adviser's fee is computed. During this period, the +/-9% hurdle rate, as well as the Adjustment described in Section 4.0, will be multiplied by a fraction, which will equal the number of months elapsed since September 1, 2000, divided by 36. Example: Cumulative 18-month performance of the Lincoln Portfolio versus the Index is +8.1%. Accordingly, a performance fee Adjustment of +7.5% [(8.1 divided by 4.5%(a)) times 7.5% maximum] of the Basic Fee, as calculated over the trailing 18-months, would be due and payable.

          (a) Note that the cumulative performance versus the Index exceeds the maximum hurdle rate (adjusted in this case).

          (c) ON AND AFTER SEPTEMBER 1, 2003. The Adjustment will be fully oper-able at this time.

     4.2. OTHER SPECIAL RULES RELATING TO ADVISER'S COMPENSATION. The following special rules will also apply to Adviser's compensation:

          (a) LINCOLN PORTFOLIO PERFORMANCE. The investment performance of the Lincoln Portfolio for any period, expressed as a percentage of the "Lincoln Portfolio unit value" at the beginning of the period, will be the sum of:
     (i) the change in the Lincoln Portfolio unit value during such period; (ii) the unit value of the Fund's cash distributions from the Lincoln Portfolio's net investment income and realized net capital gains (whether short or long term) having an ex-dividend date occurring within the period; and (iii) the unit value of capital gains taxes per share paid or payable on undistributed realized long-term capital gains accumulated to the end of such period; expressed as a percentage of its net asset value per share at the beginning of such period. For this purpose, the value of distributions per share of realized capital gains, of dividends per share paid from investment income and of capital gains taxes per share paid or payable on undistributed realized long-term capital gains shall be treated as reinvested in shares of the investment company at the net asset value per share in effect at the close of business on the record date for the payment of such distributions and dividends and the date on which provision is made for such taxes, after giving effect to such distributions, dividends, and taxes.

          (b) "LINCOLN PORTFOLIO UNIT VALUE". The "Lincoln Portfolio unit value" will be determined by dividing the total net assets of the Lincoln Portfolio by a given number of units. Initially, the number of units in the Lincoln Portfolio will equal the total Fund shares outstanding on September 1, 2000. Subsequently, as assets are added to or withdrawn from the Lincoln Portfolio, the number of units of the Lincoln Portfolio will be adjusted based on the unit value of the Lincoln Portfolio on the day such changes are executed. Any cash buffer maintained by the Fund outside of the Lincoln Portfolio shall neither be included in the total net assets of the Lincoln Portfolio nor included in the computation of the Lincoln Portfolio Unit Value.

          (c) INDEX PERFORMANCE. The investment record of the Index for any period will be obtained from an independent source at the end of each applicable fiscal quarter. The calculation will be based on the thirty-six month period ending with the applicable quarter, gross of applicable costs and expenses, and consistent with the methodology used by the Frank Rus-sell Company.

          (d) PERFORMANCE COMPUTATIONS. The foregoing notwithstanding, any computation of the investment performance of the Lincoln Portfolio and the investment record of the Index shall be in accordance with any then applicable rules of the U.S. Securities and Exchange Commission.

          (e) EFFECT OF TERMINATION. In the event of termination of this Agreement, the fees provided in this Agreement will be computed on the basis of the period ending on the last business day on which this Agreement is in effect, subject to a pro rata adjustment based on the number of days elapsed in the current fiscal quarter as a percentage of the total number of days in such quarter.

     5. REPORTS. The Trust and Adviser agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request, including information about changes in ownership of Adviser.

     6. COMPLIANCE. Adviser agrees to comply with all policies, procedures, or reporting requirements that the Fund's Board of Trustees reasonably adopts and communicates to Adviser in writing, including any such policies, procedures, or reporting requirements relating to soft dollar or directed brokerage arrangements.

     7. STATUS OF ADVISER. The services of Adviser to the Fund are not to be deemed exclusive, and Adviser will be free to render similar services to others so long as its services to the Fund are not impaired thereby. Adviser will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed an agent of the Trust or the Fund.

     8. LIABILITY OF ADVISER. In the absence of (i) willful misfeasance, bad faith, or gross negligence on the part of Adviser in performance of its obligations and duties hereunder; (ii) reckless disregard by Adviser of its obligations and duties hereunder; or (iii) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), Adviser shall not be subject to any liability whatsoever to the Trust , or to any shareholder of the Trust, for any error or judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption, or sales of any security on behalf of any Fund of the Trust.

     9. DURATION AND TERMINATION. This Agreement will become effective on September 1, 2000, and will continue in effect thereafter, only so long as such continuance is approved at least annually by votes of the Fund's Board of Trustees who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. In addition, the question of continuance of the Agreement may be presented to the shareholders of the Fund; in such event, a continuance will be effected only if approved by the affirmative vote of a majority of the outstanding voting securities of the Fund.

     However this Agreement (i) may at any time be terminated without payment of any penalty either by vote of the Fund's Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund, on sixty days' written notice to Adviser; (ii) will automatically terminate in the event of its assignment; and (iii) may be terminated by Adviser on ninety days' written notice to the Fund. Any notice under this Agreement will be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

     As used in this Section 9, the terms "assignment," "interested persons," and a "vote of a majority of the outstanding voting securities" will have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

     10. SEVERABILITY. If any provision of this Agreement is held to be or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement will not be affected thereby.

     11. PROXY POLICY. With regard to the solicitation of shareholder votes, the Fund will vote the shares of all securities held by the Fund.

     12. GOVERNING LAW. All questions concerning the validity, meaning, and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-law principles thereof) of the State of Delaware applicable to contracts made and to be performed in that state.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed this 27th day of September, 2000.

ATTEST:                       VANGUARD WORLD FUNDS


By /S/ Melissa Nassar         By /S/ John J. Brennan
                                     Chairman, CEO and President


ATTEST:                        LINCOLN CAPITAL MANAGEMENT COMPANY


By /S/ Karen Pratt            By /S/ David M. Fowler
                                     President